Exhibit 99.2

Relationships with Our Directors and Executive Officers

In addition to the Executive Agreements between us and each of the named executive officers that are currently in effect, which are described under “Agreements with the Named Executive Officers” beginning on page 41, certain relationships between the Company and our directors or executive officers are described below.

Securities Trading and Investments by Employees

From time to time, our directors, officers and other employees may buy or sell securities to or from Keefe as principal or through Keefe as agent in its capacity as a registered securities broker-dealer. Such transactions are generally executed on terms (i.e. commissions, mark-ups and mark-downs) more favorable to the employee-customer than those available to similarly situated non-employee customers. In addition, through our clearing broker we provide margin credit for employees, while we have generally not provided such credit to customers.

From time to time, and subject to our policies requiring prior satisfaction of customer orders, certain employees are permitted to make investments for their own account in securities which we are also placing with customers or in which we are also making an investment as principal. With the exception of allowing employees to make such investments net of any sales commissions or similar fees due us, such investments are made on terms no more favorable to the employee than those relating to the investments of our customers.

Our Vice Chairman and Chief Operating Officer, Thomas Michaud, purchased approximately $659,000 aggregate principal amount of securities during the 2010 fiscal year that were held by the Company. Such securities were purchased at their determined fair market value at the time of purchase. Such securities were sold by the Company only after it was first determined that they were being sought by none of (i) the Company’s clients or customers, (ii) the Profit Sharing Plan or (iii) any trader for a Company principal or proprietary account. These transactions were approved and ratified by the Audit Committee.

Our employees, including the named executive officers, are subject to trading restrictions on our common stock. These restrictions are generally included in the amended and restated stockholders’ agreement described below, in restricted stock award agreements signed by individual employees and in our Company-wide employee trading policy. Under this trading policy, employees may trade our common stock only during certain “window” periods throughout the year, which generally open on the second trading day following a quarterly public earnings release and close immediately after completion of the second month of a fiscal quarter, subject to adjustment by senior management if an adjustment is deemed to be necessary or advisable. Furthermore, this policy prohibits employees from hedging or shorting our stock, due to a concern that such actions may be perceived as creating an economic interest in a negative price performance. Employees are also required to hold stock positions in financial services companies (including our stock) for a minimum of 30 days. Certain of these trading restrictions may be waived in limited circumstances.

KBW Managed Investment Funds

We maintain interests in a hedge fund and a private equity fund that we manage through our wholly-owned asset management subsidiary, KBW Asset Management, Inc., the investment manager and general partner of such funds. As of December 31, 2010, the value of our interest in the hedge fund was approximately $14.2 million and we had committed $15.0 million of capital to the private equity fund (with approximately $6.3 million funded). The terms of both the private equity fund and the hedge fund are set out in limited partnership agreements. Investors can generally withdraw their capital from the hedge fund, and do not have ongoing capital commitments to the fund. The private equity fund is a closed-end fund, meaning that investors cannot withdraw their capital, and they make capital commitments that the fund can draw upon.

A significant number of our employees, including our named executive officers, have made personal investments in one or both of these funds. Mr. Michaud invested $1.0 million in the hedge fund during 2011. Regarding the private equity fund, in prior years John Duffy, our Chairman and Chief Executive Officer and Andrew Senchak, our Vice Chairman and President, made capital commitments of $1.0 million and an immediate family member of Mr. Michaud made a capital commitment of $1.25 million. These investments were approved and ratified by the Audit Committee.

Each fund pays a fixed management fee and a performance-based fee to its investment manager and its general partner. Our employee investors in the hedge fund bear an annual management fee of 1% and a performance fee of 10%, a variance from the fee percentages applicable to outside investors. Until the end of the private equity fund’s investment period in February 2013, the management fee for all investors (both employee and non-employee) equals 1% annually of the total fund capital commitments. After such time, the annual fee equals 0.5% of the cost basis of all investments (other than cash and cash equivalents) held by the fund minus investment write-offs, measured at the beginning of each fiscal quarter. The profit share is equal to 10% of the private equity fund’s net profits, payable only after all investors have received a return of their invested capital and an 8% compounded annual return on their invested capital.